Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 23, 2005, by and among MONSANTO COMPANY, a Delaware corporation (“Buyer”), and ICORIA, INC., a Delaware corporation (“Seller”).

RECITALS

A. Buyer desires to purchase the Assets (as hereinafter defined) and assume the Assumed Liabilities (as hereafter defined), on the following terms and conditions.

B. Seller desires to sell the Assets and assign the Assumed Liabilities to Buyer, on the following terms and conditions.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, for purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

“1A Facilities” means Seller’s leased Facilities relating to the office and laboratory at 108 Alexander Drive, Research Triangle Park, North Carolina.

“1B Facilities” means Seller’s leased Facilities relating to the greenhouse at 108 Alexander Drive, Research Triangle Park, North Carolina.

“1B Lease” means that certain Lease Agreement [Phase 1B: Greenhouse], dated April 3, 2000, by and between ARE, as landlord, and Seller [f/k/a Paradigm Genetics, Inc., relating to the 1B Facilities.

“1B Lease Amendment” shall have the meaning set forth in Section 5.1.4(b).

“1B Lease Assignment” shall have the meaning set forth in Section 2.7(a)(iii).

“Access Agreement” shall have the meaning set forth in Section 2.7(a)(vi), pursuant to which Seller shall grant to Buyer access to the 1B Facilities, the 1A Facilities and certain retained equipment (as specified therein) to Buyer.

“Ag Employees” shall have the meaning set forth in Section 7.2(a).

“Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land provided for under the 1B Lease, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“ARE” means ARE-108 Alexander Road, LLC, a Delaware limited liability company, as landlord under the 1B Lease.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in North Carolina are permitted or required to be closed.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 6.2.

“Buyer’s Closing Documents” means all the agreements and other documents that Buyer is required to deliver at Closing pursuant to Section 2.7(b).

“Buyer’s Field” means any application of technology (including but not limited to methods, equipment, software, data handling, and know how) to enable traditional breeding or facilitate the identification or development of plants whose genetic composition confers or enhances a particular trait of interest, provided that such trait is not directly related to in planta production of pharmaceuticals or diagnostics for human health care. For the avoidance of doubt, such genetic composition may be either transgenic or non-transgenic in nature. By way of example, Buyers Field includes the application of the aforementioned technology to enable or facilitate the use of genetic markers to assist plant breeding and selection for traits of interest.

“Closing Date” means the date of March 23, 2005, the date on which the Closing is scheduled to occur, but which is subject to change by mutual agreement of the parties.

“Closing Payment” shall have the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986.

“Conception Date” means the date of conception of any Intellectual Property as evidenced by laboratory notebooks or other written evidence such that a Person could reasonably determine the basis for such claim.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contingent Transition Payment” shall have the meaning set forth in Section 2.4(c).

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Effective Time” means as of the close of business on the Closing Date.

“Employee Plan(s)” shall have the meaning set forth in Section 3.21.

“Encumbrance” means any charge, claim, condition, equitable interest, sublicense mortgage, right of way, easement, encroachment, servitude, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use of the property for the purpose for which such property was intended, or any similar defect in title to the property .

“Environment” has the meaning as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601 et seq., as amended as of the date of this Agreement.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law consisting of or relating to: (a) any fine, penalty, judgment, award, settlement, damages, loss, claim, demand or response arising under any Environmental Law or Occupational Safety and Health Law; or (b) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Response Actions required by any Governmental Body or other Third Party under any Environmental Law or Occupational Safety and Health Law.

The terms “Remove,” “Removal,” and “Response Action” have the meaning as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601 et seq., as amended as of the date of this Agreement.

“Environmental Law” means any applicable Law relating to pollution or the protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air

Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and the regulations promulgated pursuant thereto, as amended as of the date of this Agreement.

“Environmental Permits” means all permits, registrations, approvals, licenses, filings and submissions to any Governmental Body or other authority required by or made by or on behalf of the Seller, the Leased Real Property, or the Facilities under or pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall have the meaning set forth in Section 3.21.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contracts” means Seller’s Contracts with third parties set forth on Exhibit 3.8(b) hereto.

“Existing Contract” means that certain Genetic Collaboration Agreement dated November 17, 1999 by and between Buyer and Seller, as amended by Amendment No.1 dated May 10, 2000, Amendment No. 2 dated August 30, 2001, Amendment No. 3 dated September 23, 2002 and Amendment No. 4 dated January 28, 2003.

“Existing Contract Amendment” has the meaning ascribed to it in Section 2.7(a).

“Facilities” means any real property, leasehold or other interest in real property currently leased or operated by Seller, including the Tangible Personal Property used or operated by Seller at the Leased Real Property. Notwithstanding the foregoing, for purposes of the definition of Remedial Action, “Facilities” shall mean any real property, leasehold or other interest in real property currently leased or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.15.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“GeneFunction Factory” means the proprietary plant phenotyping system that also includes LIMS that is utilized for both sample tracking and data collection, imaging stations and associated image-analysis software, software used to store and quality control data extracted from the LIMS using certain software programs for extracting data (the Refinery) and validated protocols for analyzing plant phenotypes. The platform also includes tools and processes required for generating transgenic plants for testing and for analyzing transgene expression. The current platform is designed for analyzing the model plant, Arabidopsis, however, some work has been done to show that it can be readily adapted for analysis of other plant species. The proprietary nature of the platform is based primarily on internal confidential knowledge and pending patent applications covering specific processes and imaging software.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental powers); (d) multinational organization or body; or (e) (f) official of any of the foregoing.

“Hazardous Material” means any “hazardous substance” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601 et seq., as amended as of the date of this Agreement, and petroleum and its breakdown constituents.

“Hired Ag Employees” shall have the meaning set forth in Section 7.2(b)(i).

“Improvements” means all buildings, structures, fixtures and improvements located on the Land or forming a part of the Leased Real Property or included in the Assets, including those under construction.

“Indemnified Losses” shall have the meaning set forth in Section 6.2.

“Indemnified Person” shall have the meaning set forth in Section 6.5(a).

“Indemnifying Person” shall have the meaning set forth in Section 6.5(a).

“Intellectual Property” means each of the following related to the Non-Compete Field, including without limitation that associated with the GeneFunction Factory: (i) assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”); (ii) patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”), including those Patents set forth on Schedule 2.1(b) hereto; (iii) registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in the internet domain name “genefunctionfactory.com”.

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Key Employees” has the meaning ascribed to it in Section 5.1.9 hereof.

“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Land” means all parcels and tracts of land in which Seller has an ownership, leasehold or other occupancy interest.

“Law” shall have the meaning set forth in Section 3.7.

“Lease” means the 1B Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property, in each case related to the operations in connection with the Acquired Assets.

“Leased Real Property” means all parcels of real property, including, without limitation, all buildings, structures, fixtures and improvements located thereon and all rights and appurtenances thereto belonging, the whole or part of which is subject to the 1B Lease (including, without limitation, the “Project” as defined in the 1B Lease).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, enactment, order, ordinance, regulation, statute or treaty.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“LIMS” is the custom built Laboratory Information System currently operated to support the GeneFunction Factory. For the avoidance of doubt, Seller shall retain the right to use LIMS for applications outside the Non-Compete Field.

“Losses” shall have the meaning set forth in Section 6.2.

“Material Adverse Effect” means a material adverse change in the business, operations, properties, assets, or liabilities, of a party other than such a change with respect to any of the Excluded Assets or Retained Liabilities; provided, however, “Material Adverse Effect” shall not include any material adverse change or effect occurring (i) to the extent, but only to the extent, that such change or effect is a result of the execution and public announcement of this Agreement or the consummation of the transactions contemplated hereby, or (ii) as a result of general economic, industry, regulatory or political conditions.

“May Transition Date” means May 9, 2005, the date on which the 1B Lease Amendment and 1B Lease Assignment shall become effective, the Buyer shall commence employment of the Key Employees and have made offers of employment to the Production Employees and on which the final payment under the Existing Contract Amendment shall be made, subject to the contingencies stated therein.

“Milestones” shall have the meaning set forth in Section 2.4(c).

“Morris, Nichols Opinion” shall have the meaning set forth in Section 2.7(a)(viii).

“Multiemployer Plan” shall have the meaning set forth in Section 3.21.

“Non-Compete Field” means the discovery or application of proprietary genes, genetic elements, gene discovery technologies, and genomics approaches to the development of transgenic plants, including but not limited to those components comprising and derived from The GeneFunction Factory. For the avoidance of doubt, the screening of chemical compounds for phenotypic effects on plants (e.g., Seller’s ChemTraits program and anti-fungal program) shall be included as a component of the Non-Compete Field to the extent that such screening is used to discover gene targets for which there are transgenic applications. The transgenic applications covered by the Non-Compete Field include the development of both transgenic model plants (including, but not limited to, Arabidopsis) as well as all transgenic crop plants (including, but not limited to, corn, soybean, cotton, and canola). For the avoidance of doubt, the Non-Compete Field shall not include (i) human, animal and other non-transgenic plant applications, (ii) work to be performed for Pioneer under a certain development agreement disclosed as an Excluded Contract on Exhibit 3.8(b) until the termination of such Excluded Contract, which shall be no later than December 31, 2006, or (iii) applications for use in the discovery and development of chemical products.

“Non-Compete Period” shall have the meaning set forth in Section 7.1(a).

“Non-Contingent Cash Payment” shall have the meaning set forth in Section 2.4(b).

“Occupational Safety and Health Law” means any Legal Requirement to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Employees” means those certain additional employees that Buyer will offer employment to, such employment to be effective commencing upon the May Transition Date, it being acknowledged that Buyer shall not have the obligation to extend employment offers to more than 65 persons or to hire more than 58 persons, in each case inclusive of the Key Employees.

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Real Estate Exceptions” means any lien, encumbrance, security interest, mortgage, title exceptions and defects, subordination agreements, development agreements, land use plans, annexation agreements, easements, rights of way, covenants, restrictions, leases, ground leases, licenses, any agreements granting any person or entity the right to use, occupy or acquire any real property or any portion of or interest therein, encroachments, reservations, conditions, purchase options, rights of first offer or first refusal, reversionary rights and the like, recorded or unrecorded.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means

With respect to a particular individual:

•	each other member of such individual’s Family;

•	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

•	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

•	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

•	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

•	any Person that holds a Material Interest in such specified Person;

•	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

•	any Person in which such specified Person holds a Material Interest; and

•	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any child of such individual and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, Remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Equipment” shall have the meaning set forth in Section 1(c) of the Access Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 2.3(c).

“Royalty Buy-Out Option” means that certain option in favor of Buyer to buy out for a single lump sum payment any/all future royalty streams arising out of the Existing Contract, as set forth and provided in the Existing Contract Amendment.

“SEC” means the United States Securities and Exchange Commission.

“Seller Indemnified Persons” shall have the meaning set forth in Section 6.3.

“Seller Documents” shall have the meaning set forth in Section 3.2.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets.

Seller hereby sells, conveys, assigns and delivers to Buyer, free and clear of all Encumbrances, all right, title and interest of Seller in and to all methods, technologies, equipment, resources, rights, and Intellectual Property exclusively or primarily used or relating to Seller’s current operations in the GeneFunction Factory and in the Non-Compete Field, including without limitation the following:

(a) All assets reflected and/or described on the asset list attached as Schedule 2.1(a) and all other assets of a lesser value and not included on such Schedule 2.1(a) (including, for example, assets exclusively or primarily used or relating to Seller’s current operations in the GeneFunction Factory and in the Non-Compete Field that are fully depreciated that are not listed on such Schedule 2.1(a) and certain consumable assets) (collectively, the “Specified Tangible Assets”).

(b) All of Seller’s owned Intellectual Property relating to the GeneFunction Factory and the Non-Compete Field, and any other transgenic plant applications, in each case in existence at the time of Closing or having a Conception Date on or before the May Transition Date, including without limitation the Intellectual Property listed on Schedule 2.1(b), including the patents and patent applications set forth therein (collectively, the “Transferred Intellectual Property”).

(c) All business records and other documents, discs, tapes and other records of Seller, relating to services previously provided to Buyer by Seller under the Existing Contract, including (but not limited to) all bids, contracts, supplier records, drawings, designs, specifications, process information, performance data, software, programs, and other information or data related to the business and operations of Seller solely in the Buyer’s Field, but excluding original copies of the accounting and corporate books of Seller, which books Seller will retain and permit Buyer access to or, in the event Seller desires to dispose of such books, will turn over to Buyer. Notwithstanding the foregoing, Seller shall be allowed to maintain copies of all such business records for the sole purpose of complying with the requests of any Governmental Body or its auditing firm.

(d) The Royalty Buy-Out Option as included in Section 4.2 of the Existing Contract Amendment.

(e) The Leased Real Property.

(f) All Seller’s data and materials and other Intellectual Property and project technology developed and delivered under the Existing Contract, as specified in Section 2.8 below.

(g) All other claims, rights and causes of action with respect to the Non-Compete Field from and against parties other than Seller, liquidated or unliquidated.

(h) The purchased assets described in Section 2.1 and the licensed assets described in Section 2.2 below collectively shall be referred to as the “Acquired Assets.” Seller hereby agrees that it shall execute and deliver to Buyer such assignment and conveyance documents that Buyer reasonably requests to effectuate the transactions contemplated hereby. The Acquired Assets shall not include those assets listed on Schedule 2.1(h) hereto (the “Excluded Assets”).

2.2 Rights to Certain Seller Retained Intellectual Property/Seller Non-Assert.

(a) Seller agrees to grant or assign, and hereby grants, or otherwise assigns, to the Buyer an exclusive, royalty-free, irrevocable, license to make, have made, use sell, import and export products and processes covered by the Patents and Intellectual Property described on Schedule 2.2-A hereto (the “Seller Licensed Intellectual Property”), including the right to sublicense any of the foregoing rights, solely in the Buyer’s Field.

(b) Seller agrees that, with respect to the Patents and Intellectual Property described on Schedule 2.2-B hereto (the “Non-Assert IP”), or for any inventions that have been conceived or reduced to practice prior to the May Transition Date, Seller hereby agrees not to assert any proprietary rights thereunder, solely in Buyer’s Field, against Buyer and/or its Affiliates, licensees, successors, or customers of the foregoing in any proceeding or otherwise. Seller agrees that any transfer of such Seller Licensed Intellectual Property and Non-Assert IP shall be subject to the conditions in this Section 2.2, and that in any such transfer agreement such transferee shall agree to take an irrevocable obligation to be bound by the license or non-assert obligations described herein. Seller shall notify Buyer of any such transfer and shall certify that the transfer has been made subject to the conditions set forth herein. For avoidance of doubt, Seller shall be free to develop, manufacture and sell or license intellectual property and resulting products related to the use of small molecules, intermediates and proteins for medical diagnostics and/or human health care pharmaceuticals using transgenic plant know-how described in these enumerated patent applications set forth in Schedule 2.2-B.

(c) Seller hereby agrees not to assert against Buyer any trademark, trade name, or similar rights it may have now or hereafter in the name “FUNCTIONFINDER” (the “FUNCTIONFINDER trademark”), provided that Buyer shall only use the FUNCTIONFINDER trademark as necessitated by the operation of the Acquired Assets in the Buyer’s Field and shall identify same as a registered trademark of Seller in any external usage. Buyer shall not use or adopt any trademarks for any product or service likely to cause confusion with the FUNCTIONFINDER trademark.

2.3 Assignment and Assumption of Liabilities and Obligations.

(a) Seller hereby assigns and transfers to Buyer and Buyer hereby assumes only the obligations and liabilities of Seller which are specifically listed and described on Schedule 2.3(a), to the extent such obligations and liabilities are applicable to and accrue with respect to periods subsequent to the Closing Date. The obligations and liabilities referred to in this Section 2.3(a) are herein sometimes collectively called the “Assumed Liabilities.” The parties acknowledge and agree that the assignment of the rights and obligations shall be governed exclusively by the 1B Lease Assignment.

(b) Notwithstanding the foregoing, if the assignment and transfer of any of the Assumed Liabilities would cause a breach thereof and if no required consent to such assignment and transfer has been obtained from the third parties involved, then, without limiting the effect of any representations and warranties hereunder, such Assumed Liabilities shall not be assigned and transferred to Buyer, and Buyer shall not assume any of the obligations and liabilities with respect thereto, but, instead, Seller shall continue to hold its interests in and be obligated under and for such Assumed Liabilities, with such Assumed Liabilities to be held by Seller but reimbursed by Buyer, and Buyer shall cooperate in any reasonable arrangement or action requested by Seller to secure for Seller relief from all such Assumed Liabilities; provided, however, at and effective as of such time as any such required consent with respect to such Assumed Liability shall be obtained, such Assumed Liability shall forthwith be transferred and assigned to the Buyer, and all related obligations and liabilities of Seller shall be simultaneously assumed by the Buyer hereunder.

(c) Except as expressly provided in Section 2.3(a), 2.3(b) and 2.3(c) or elsewhere herein, Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, contingent or otherwise, of Seller or with respect to the Non-Compete Field, existing as of the date of this Agreement, including, without limitation, (i) any liability for Taxes (as hereinafter defined), including any liability for Taxes resulting from the transactions contemplated in this Agreement, (ii) any liability for notes payable or deferred compensation, (iii) any claim, liability or obligation related to environmental matters (whether as a result of the handling, storage or disposal of hazardous materials or otherwise) arising prior to the May Transition Date, (iv) any liability for product liability or product warranty matters arising prior to the May Transition Date, (v) any liability for employment matters (whether in connection with or related to employee benefit matters, employment agreements, labor agreements, plans or arrangements, employment discrimination matters, worker’s compensation and occupational safety and health matters, labor disputes, unfair labor practices, claims for overtime, back wages, vacation or minimum wage or otherwise) arising prior to the May Transition Date and (vi) any claim, liability or obligation arising out of circumstances or occurrences or the operations of Seller in the Non-Compete Field prior to the May Transition Date. Without limiting the generality of the foregoing, in no event shall Buyer assume or become liable for any obligation, debt or liability of Seller which does not arise out of or relate to the Acquired Assets or the Non-Compete Field. The obligations and liabilities of Seller not specifically assumed by Buyer hereunder are hereinafter referred to as the “Retained Liabilities.”

2.4 Purchase Price.

The purchase price (the “Purchase Price”) to be paid to Seller by Buyer for the Acquired Assets by wire transfer as follows:

(a) cash in the amount of $4,750,000.00 at Closing (the “Closing Payment”);

(b) a non-contingent cash payment of $1,180,000.00 on January 31, 2006 (the “Non-Contingent Cash Payment”); and

(c) up to $820,000 in cash on January 31, 2006 (the “Contingent Transition Payment”) upon substantial completion in all material respects of the milestones set forth on Exhibit 2.4(c) (the “Milestones”).

2.5 Closing.

The consummation of the transactions contemplated hereby (the “Closing”) shall take place after 3:15 p.m. Central Standard Time on the Closing Date at Bryan Cave LLP, One Metropolitan Square, Ste. 3600, St. Louis, Missouri 63102, or at such other time or place as the parties may agree.

2.6 Allocation of Purchase Price.

Buyer and Seller shall allocate the Purchase Price provided in Section 2.4 hereof plus the Assumed Liabilities among the Acquired Assets in a manner consistent with Section 1060 of the Code. Buyer shall propose a Purchase Price allocation, subject to the reasonable approval of Seller within 30 days following the Closing Date. For all Tax purposes, Buyer and Seller shall report the purchase and sale of the Acquired Assets and the Retained Equipment in accordance with such agreed upon allocation and shall take no position contrary thereto or inconsistent therewith.

2.7 Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) a bill of sale for all of the Acquired Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) [Reserved];

(iii) an assignment and assumption agreement concerning the 1B Lease in the form of Exhibit 2.7(a)(iii) (collectively, the “1B Lease Assignment”) and such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller and ARE relating to the 1B Lease;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iv) executed by Seller;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi) an Access Agreement in the form of Exhibit 2.7(a)(vi), executed by Seller (the “Access Agreement”);

(vii) an amendment to the Existing Contract, executed by Seller, in the form attached hereto as Exhibit 2.7(a)(vii) (the “Existing Contract Amendment”);

(viii) an opinion of Morris, Nichols, Arsht and Tunnell (the “Morris, Nichols Opinion”) dated the Closing Date, in the form of Exhibit 2.7(a)(viii), which shall permit Seller to rely on such opinion;

(ix) a copy of the Board of Directors minutes certified by the corporate Secretary of Seller as to the receipt, consideration and acceptance of a third party fairness opinion and/or valuation with respect to the Acquired Assets.

(x) a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.1.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.1.2; and

(xi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b) Buyer shall deliver to Seller, as the case may be:

(i) the Closing Payment by wire transfer to an account specified by Seller in a writing delivered to Buyer on the Closing Date;

(ii) the 1B Lease Assignment and 1B Lease Amendment executed by Buyer;

(iii) the Access Agreement executed by Buyer;

(iv) the Existing Contract Amendment.

(v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.2.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2.2; and

(vi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors (if any) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8 Exclusive Rights to Data, Materials, IP and other Project Technology.

The parties acknowledge and agree that as part of this Agreement Buyer shall be acquiring the exclusive rights to the data and materials and other Intellectual Property and Project Technology (as defined in the Existing Contract) developed and delivered under the Existing Contract in accordance with the Existing Contract Amendment.

2.9 Milestone Dispute Resolution.

The parties shall meet not less than monthly to review the status of the achievement of the Milestones and such other portions of this Agreement as the parties may determine. If Buyer determines in good faith that the progress of the performance of the Milestone events is not in material and substantial compliance or is otherwise substantially behind schedule, Buyer shall inform Seller of such determination in reasonable detail as promptly as practicable but not later than at the next following monthly meeting. In the event that the parties disagree as to whether the Milestones have been substantially completed in all material respects or otherwise or are not otherwise able to agree that Seller is entitled to the Contingent Transition Payment, then an executive officer of Seller and a senior management member of the Buyer will meet to discuss any such notice and cooperate in good faith to resolve any related matter and shall have authority to agree to an appropriate reduction of the Contingent Transition Payment, to extend of the time to complete the satisfaction of the Milestones in accordance with the standard set forth herein, or to recommend the resolution of such dispute to mediation or arbitration, in the discretion of such officers.

2.10 Certain Grant-Back Rights.

To the extent Seller is required to use certain of the Specified Tangible Assets (which shall be limited to those noted as such on Schedule 2.1(a) hereto) and the Transferred Intellectual Property in order to perform any Excluded Contract as in effect as of the Closing Date, Buyer agrees to and does hereby grant to Seller a royalty-free, non-exclusive, irrevocable, non-transferable limited purpose license to use such Specified Tangible Assets and Transferred Intellectual Property solely to complete each such Excluded Contract through the termination of such Excluded Contracts, but in no event later than December 31, 2006. Such license may not be amended, altered, extended or expanded in any way by means of any amendment to any such Excluded Contract after the Closing Date. Seller may transfer the right to use such Specified Tangible Assets and Transferred Intellectual Property for such purposes to a third party, subject to Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed, it being acknowledged that Buyer shall have the right to withhold such consent to any proposed transfer to a competitor of Buyer.

The foregoing shall not affect the Buyer’s rights and Seller’s non-compete obligations pursuant to Section 7.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer, except as modified by the matters set forth in the Schedules attached hereto, each of which is true and correct on the date hereof and each of which shall survive the Closing as specified in Section 6.1 hereof.

3.1 Corporate Organization, Qualification and Power of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary and required therefor. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 3.1, and is not required to be registered, licensed or qualified to do business in any other jurisdiction.

3.2 Authorization of Agreement.

The Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. Without limiting the generality of the foregoing, no consent, waiver, approval, or authorization of the stockholders of the Seller or any Subsidiary is required in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Seller Documents constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.3(a), none of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of the Seller; (ii) any material Contract or Permit to which the Seller is a party or by which any of the material properties or assets of the Seller are bound; (iii) any Order applicable to the Seller or by which any of the properties or assets of the Seller are bound; or (iv) any applicable Law, the violation of which has or may have a material impact on the Acquired Assets.

(b) Except as set forth on Schedule 3.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

3.4 Taxes.

(a) All Tax Returns required to be filed by Sellers on or prior to the Closing Date have been or will be timely filed and all such Tax Returns are correct and complete.

(b) All Taxes (whether or not shown on any Tax Return of Sellers) have been or will be paid when due.

(c) There are no grounds for the assertion or assessment of any Taxes against Seller, or the Acquired Assets or Retained Equipment other than those reflected or reserved against on the most recent financial statements of Seller as provided to Buyer.

(d) The Acquired Assets or Retained Equipment are not, and will not, be Encumbered by any liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any liens against the Acquired Assets in respect of any Taxes.

(e) The transactions contemplated by this Agreement will not give rise to (i) the creation of any liens against the Acquired Assets or Retained Equipment in respect of any Taxes or (ii) the assertion of any additional Taxes against the Acquired Assets or Retained Equipment.

(f) There is no Proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Governmental Body for assessment or collection from Seller of any Taxes of any nature affecting the Acquired Assets or Retained Equipment.

(g) There is no extension or waiver of the period for assertion of any Taxes against the Seller affecting the Acquired Assets or Retained Equipment.

(h) None of the Acquired Assets, Retained Equipment or Assumed Liabilities are subject to, or constitute, a safe harbor lease within the meaning of Section 168(f)(8) of the Code.

(i) None of the Acquired Assets or Retained Equipment have been financed with, or directly or indirectly secures, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.

(j) None of the Acquired Assets, Retained Equipment or Assumed Liabilities will constitute a partnership, joint venture, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(k) None of the Acquired Assets consist of stock in a subsidiary of the Seller.

(l) None of the Acquired Assets or Retained Equipment are tax-exempt use property within the meaning of Section 168(h) of the Code.

(m) None of the Acquired Assets or Retained Equipment will be subject to a carry-over basis pursuant to Treas. Reg. Section 1.338-4.

(n) None of the Acquired Assets or Retained Equipment are subject to a tax indemnification agreement.

3.5 Title to Acquired Assets.

Except as set forth on Schedule 3.5, Seller has good and marketable title to the Acquired Assets and Retained Equipment, free and clear of all Encumbrances. All of the tangible assets included in the Acquired Assets and the Retained Equipment have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and presently proposed to be used by Seller.

3.6 Sufficiency of Acquired Assets.

Except as set forth in Schedule 3.6, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used in the Non-Compete Field in the manner presently operated by Seller and used or necessary for the full completion of the performance of the Existing Contract, without regard to any earlier termination of the obligations thereunder pursuant to the Existing Contract Amendment to be entered into in connection herewith. There exists no Encumbrance to the Acquired Assets which would prevent Buyer from using the Acquired Assets in the manner in which such Acquired Assets are currently used, or any part thereof, to the same full extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place.

3.7 No Breach of Law or Governing Document; Licenses and Permits.

Seller has complied with in all material respects and is not in default under or in violation of: (a) any applicable Legal Requirement of any Governmental Body (“Law”), or (b) the provisions of any franchise or license, or (c) any provision of its constituent documents. Seller holds all governmental licenses or permits required to conduct business in the Non-Compete Field as presently conducted by it, and each such license or permit is valid, in full force and effect, and listed on Schedule 3.7. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such governmental license or permit.

Notwithstanding the foregoing, Buyer acknowledges that it must apply for certain licenses as set forth in Schedule 3.7, which licenses are not automatically transferable by Seller.

3.8 Contracts and Commitments.

(a) Set forth on Schedule 3.8 is a list of each Contract to which Seller is a party or is otherwise obligated in connection with the operations relating to the Acquired Assets (collectively, the “Contracts”). Each Contract is a valid and binding obligation of Seller and to Seller’s Knowledge the other parties thereto in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity). Neither the Seller, nor to Seller’s Knowledge, any other party to a Contract in default under or in violation of such Contract, and there are no active disputes with regard to any Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under any Contract by Seller or any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Asset or will result in the termination or cancellation thereof, diminish the enforceability thereof, or otherwise materially contravene, conflict with or modify the terms and requirements of thereof. Seller has delivered to Buyer a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 3.8 and a true, complete and accurate description of each oral Contract required to be disclosed on Schedule 3.8, and none of the Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.

(b) Seller represents that it has disclosed to Buyer all of the Contracts which give rise to rights relating to the Non-Compete Field. Except as set forth on Schedule 3.8(b), none of the Excluded Contracts relate to or give rights arising with respect to the Seller’s current or currently proposed operations relating to the Non-Compete Field. Seller has disclosed and made available true, complete and unredacted copies of such Excluded Contracts to an independent third party review on a confidential basis.

3.9 Litigation and Arbitration.

Except as set forth on Schedule 3.9, there is no claim or Proceeding relating to the Acquired Assets now pending or, to the Knowledge of Seller, threatened before any court, grand jury (to Seller’s Knowledge), Governmental Body, arbitration or mediation panel or similar body to which Seller is a party which may result in any judgment, order, decree, liability, award or other determination which will or may reasonably be expected to have a Material Adverse Effect upon Seller, the Acquired Assets, the Assumed Liabilities or the Buyer’s ability to conduct business in the Non-Compete Field as presently conducted. No such judgment, order, decree or award has been entered against Seller nor has any liability been incurred in connection with any Proceeding, or may reasonably be expected to have, such effect. There is no claim or Proceeding now pending or, to the Knowledge of Seller, threatened before any court, grand jury of which Seller is aware, Governmental Body, arbitration or mediation panel or similar body involving Seller which will or may reasonably be expected to prevent or hamper the consummation of the transactions contemplated by this Agreement.

3.10 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.11 Disclosure.

No representation or warranty or other statement made by Seller in this Agreement or the Schedules, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Without limiting the foregoing, the statements and facts recited in the Morris, Nichols Opinion as having been provided to such counsel by the Seller and its counsel and which are set forth under “Section I. Factual Background” therein are true and complete and do not omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading for purposes of enabling Morris, Nichols, Arsht and Tunnell to render such opinion.

3.12 Financing Statements.

Without limiting the representations set forth in Section 3.5, the Uniform Commercial Code Financing Statements listed on Schedule 3.12, and any other unlisted financing statement or amendments related thereto, either (i) do not relate to or include the Acquired Assets or (ii) do not evidence any currently existing Encumbrance on the Acquired Assets pursuant to a security agreement or otherwise. In connection with entering into and performing that certain Securities Purchase Agreement dated as of October 19, 2004, between Seller and Laurus Master Fund, Ltd., Seller repaid in full all existing indebtedness owed by Seller to GE Capital, pursuant to the Master Security Agreement No. 7237 and terminated such credit facility, all in accordance with Section 6.5 thereof. The Acquired Assets are not subject to any Encumbrance in favor of GE Capital (or any successor in interest to GE Capital) under such credit facility or otherwise. Upon the request of Buyer, Seller shall use its commercially reasonable efforts to cause, or cooperate with Buyer in causing, any Uniform Commercial Code Financing Statements that may cover the Acquired Assets, including any such Financing Statements relating to the GE Capital credit facility set forth on Schedule 3.12, to be terminated.

3.13 Books and Records

The unaudited books of account and other financial Records of Seller that relate to the operations of Seller in the Non-Compete Field are complete and correct and represent actual, bona fide transactions.

3.14 Leased Real Property

(a) Schedule 3.14 contains a correct legal description, street address and tax parcel identification number of all Leased Real Property and an accurate description (by location, name of lessor, date of the lease, and term expiry date) of the 1B Lease.

(b) As of the date hereof and at Closing, Seller holds a valid leasehold interest in the Leased Real Property pursuant to the 1B Lease, and Seller’s leasehold interest and rights under the 1B Lease are free and clear of any Encumbrances. To Seller’s knowledge, Seller has delivered to Buyer true, accurate and complete copies of all (i) existing title policies, site plans, building plans and surveys of the Leased Real Property and (ii) instruments, agreements and other documents evidencing, creating or constituting any Real Estate Exceptions affecting the Leased Real Property or any part thereof, in all cases only to the extent that the same are within Seller’s possession or control.

(c) The 1B Lease is not subject to termination or defeasance prior to the stated expiration date therein other than by reason of a default by the tenant of its obligations thereunder or as may be provided in those provisions of the 1B Lease.

(d) All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by Seller, as applicable, to permit the present operations of Seller on the applicable parcel of Leased Real Property have been obtained by Seller and are in full force and effect.

(e) Except as set forth in Schedule 3.14(e), there are no service, supply, maintenance or similar agreements affecting the Leased Real Property or the operation of any part thereof. No service, supply, maintenance or similar agreements affecting the Leased Real Property or the operation of any part thereof (including, without limitation, the service contracts set forth in Schedule 3.14(e)) will be binding upon the assignee of the 1B Lease after the Closing.

(f) The representations and estoppels of Seller set forth in Section 8 of the 1B Lease Assignment are incorporated herein by reference.

3.15 Condition of Facilities

Use of the Leased Real Property for the various purposes for which it is presently being used and for those uses expressly permitted under the 1B Lease are permitted as of right under all applicable Legal Requirements (including, without limitation, zoning legal requirements) and, to Seller’s Knowledge, is not subject to “permitted nonconforming” use. The Leased Real Property, the parts thereof for which Seller is responsible to maintain under the 1B Lease and, to Seller’s Knowledge, the other parts thereof are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled. All Improvements, the parts thereof for which Seller is responsible to maintain under the 1B Lease and, to Seller’s Knowledge, the other parts thereof (including, without limitation, the roof, HVAC, plumbing, drainage, electrical and mechanical systems) are in good repair and in good condition, ordinary wear and tear excepted. To Seller’s Knowledge, (i) the Leased Real Property affords direct vehicular access to a public road or access to a public road via an irrevocable easement benefiting such Land and (ii) Seller has the right to use and enjoy such access under the 1B Lease. The Leased Real Property is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements and Facilities located thereon as currently conducted and Seller has the right to use and enjoy such utilities and services under the 1B Lease. To Seller’s Knowledge, the Leased Real Property is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or Leased Real Property or that would prevent or hinder the continued use of any Facility or Leased Real Property as heretofore used in the conduct of the business of Seller.

3.16 Absence of Certain Developments.

Except as set forth in Schedule 3.16, since September 30, 2004, Seller has conducted its operations relating to the Acquired Assets and the Non-Compete Field only in the Ordinary Course of Business and there has not been any of the following relating to the Acquired Assets:

(a) amendment to the Governing Documents of Seller;

(b) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any Hired Ag Employee or entry into any employment, severance or similar Contract with any Hired Ag Employee;

(c) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(d) any material damage to or material destruction or loss of any Asset, whether or not covered by insurance;

(e) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller, or any party thereto, of at least $50,000 not made in the Ordinary Course of Business;

(f) sale (other than sales of Inventories and equipment in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(g) cancellation or written waiver of any claims or rights with a value to Seller in excess of $25,000;

(h) indication by any supplier of an intention to discontinue with Seller;

(i) material change in the accounting methods used by Seller except required by GAAP; or

(j) Contract by Seller to do any of the foregoing.

3.17 Intellectual Property.

(a) Except as set forth on Schedule 3.17(a), the Seller is the sole legal and beneficial owner of, or has valid, exclusive perpetual licenses to use, all material Intellectual Property used by it in the Ordinary Course of Business in connection with the operations of the Acquired Assets in the Non-Compete Field and/or related to the GeneFunction Factory. Except as set forth on Schedule 3.17(a), to the Knowledge of the Seller, (i) the Intellectual Property used by the Seller in connection with the operations of the Acquired Assets is not the subject of any challenge received by the Seller in writing and (ii) the Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which the Seller is a party or by which it is bound in connection with the operations of the Acquired Assets in the Non-Compete Field and/or related to the GeneFunction Factory.

(b) Except as set forth on Schedule 3.17(b), (i) there exists no infringement or misappropriation of, or by, any of the Transferred Intellectual Property or Seller Licensed Intellectual Property with regard to the Intellectual Property rights of any third party, and (ii) the conduct of the Seller’s business in the Non-Compete Field as currently conducted or as proposed to be conducted by Seller (but without regard to any material expansion or modification thereof by Buyer) has not infringed or misappropriated, and does not, and to the Knowledge of Seller, will not, if continued to be conducted in such manner,] infringe or misappropriate, any Intellectual Property or proprietary right of any other entity as of the Closing Date. Seller has obtained from all inventors of Intellectual Property assignment of all rights to such inventions to Seller, including any continuations, continuation- in- parts, divisionals, reissues, and reexaminations.

(c) During any period prior to the Closing Date, the Seller’s use of Intellectual Property in connection with the current operations of the Acquired Assets in the Non-Compete Field and/or related to the GeneFunction Factory (i) was not in breach of any confidential, fiduciary, partnership, master-servant or agency relationship arising under Law; (ii) was not in breach of any obligation arising under any material Contract to which the Seller is a party and, to the Knowledge of the Seller, was not in breach of any obligation arising under any Contract, regardless of the identity of the parties to such Contract; and (iii) was not in violation of any applicable Laws.

(d) Except as set forth on Schedule 3.17(d), no Contract, including without limitation licenses and sublicenses, exists between the Seller and any third party that requires or permits use or sale of either the Transferred Intellectual Property or the Seller Licensed Intellectual Property by any third party.

3.18 Brokers and Finders.

Other than Buyer’s obligations to Ken Moonie & Company, Inc., which shall be the sole and exclusive responsibility of Buyer to pay, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Acquired Assets or the Contemplated Transactions.

3.19 Environmental Matters.

Except as set forth on Schedule 3.19 hereto:

(a) all Leased Real Property, all current or previous conditions on and uses of the Leased Real Property, and all current or previous ownership or operation by Seller or any other party of the Leased Real Property (including without limitation transportation and disposal of Hazardous Materials by or for Seller) comply and have at all times complied with, and do not cause, have not caused, and will not cause any Environmental, Health and Safety Liabilities to be incurred by Seller;

(b) the operations of the Seller are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required under applicable Environmental Laws to operate in the Non-Compete Field; Seller is not in violation of and has not violated any Environmental Law; Seller has obtained and is in compliance with all necessary Environmental Permits, and no deficiencies have been asserted by any Government or authority with respect to such Environmental Permits;

(c) except as set forth in the 1999 and 2005 Phase I Reports, there has been no Release of any kind on, beneath, above, or into the Leased Real Property or into the Environment from the Leased Real Property of any Hazardous Materials, which has resulted in contamination in excess of applicable federal, state or local limits requiring remediation under any Environmental Law;

(d) Seller does not own or operate a treatment storage or disposal facility as defined under the Resource Conservation and Recovery Act. There are and have been no Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced or treated at, upon or from the Leased Real Property by Seller other than in material compliance with Environmental Laws;

(e) no expenditure other than in the Ordinary Course of Business will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with operation in the Non-Compete Field on the Leased Real Property;

(f) there never has been pending or, to Seller’s Knowledge, threatened against Seller, or to Seller’s Knowledge, any other Person relating to the Leased Real Property, any pending Proceedings, based on or related to any Environmental Permit, any Environmental Law, or any alleged Environmental Health and Safety Liabilities;

(g) the Seller is not the subject of any outstanding Order or Contract with any Governmental Body pursuant to Environmental Laws which imposes material obligations on the Seller;

(h) to the Knowledge of the Seller, there are no investigations relating to the Acquired Assets, or currently or previously owned, operated or leased property of the Seller pending or threatened which would reasonably be expected to result in the Seller incurring material Liability pursuant to any Environmental Law;

(i) Seller has not transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location which is: (i) listed on, or proposed for listing on, the EPA’s National Priorities List published at 40 CFR Part 300 or on any similar state list; or (ii) the subject of any regulatory action which has led to claims against Seller for damages to natural resources, personal injury, clean-up costs or clean-up work.

(j) other than as identified in Schedule 3.19 hereto, neither Seller, nor any other Person relating to the Leased Real Property, has ever received from any Person any notice of, or has any knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that would: (i) materially interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permit in connection with the operations on the Leased Real Property; or (iii) give rise to any Proceeding or material Environmental Health and Safety Liabilities based on or related to any Environmental Permit or any Environmental Law.

3.20 Indebtedness.

Except as set forth on Schedule 3.20, the Seller does not have outstanding any indebtedness for borrowed money from any Person.

3.21 Employee Benefits.

Insofar as the same relate to the Ag Employees, set forth in Schedule 3.21 is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation- right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in- control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life- insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective and any trust, escrow or other agreement related thereto that ) is maintained or contributed to by Seller (collectively the “Employee Plans”). Also set forth on Schedule 3.21 is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and each of which shall survive the Closing as specified in Section 6.1 hereof.

4.1 Authorization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the Buyer Closing Documents, to perform its obligations hereunder and thereunder, and to otherwise consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer Closing Documents each constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

4.2 Brokers, Finders.

No finder, broker, agent, or other intermediary acting on behalf of Buyer is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.3 No Conflict of Transaction With Obligations and Laws.

(a) Neither the execution, delivery or performance of this Agreement nor the Ancillary Agreements to which the Buyer is a party, nor the performance of the transactions contemplated hereby and thereby, will: (i) constitute a breach or violation of the Buyer’s Constituent Documents; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person other than a Governmental Authority described in paragraph (b) below; (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any debt instrument to which the Buyer is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any material right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other material agreement, instrument or obligation to which the Buyer is a party or by which it or its assets are bound; or (v) result in a violation of any Law or Court Order applicable to the Buyer or its business or assets, except where such breach, violation, default, failure to obtain any consent, approval, authorization or declaration, or make any filing or registration would not, either individually or in the aggregate, have a Material Adverse Effect upon the Buyer or materially impair or preclude the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice by the Buyer to any Governmental Authority, except for those: (i) provided for in this Agreement; and (ii) which would not, either individually or in the aggregate, have a Material Adverse Effect upon the Buyer or materially impair or preclude the Buyer’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Buyer’s Obligation.

Buyer’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1.1 Accuracy of Representations.

All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

5.1.2 Seller’s Performance

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

5.1.3 Consents

Each of the Consents identified in Schedule 3.3(a) and 3.3(b) (the “Material Consents”) shall have been obtained and shall be in full force and effect, including without limitation, with respect to the 1B Facilities and the 1B Lease the consent and agreement of ARE.

5.1.4 Additional Documents

Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) Releases of all Encumbrances on the Acquired Assets, other than Permitted Encumbrances, including releases of any mortgage or other security interest of record;

(b) a First Amendment to Lease in the form attached as Exhibit B to the 1B Lease Assignment and incorporated therein by reference (the “1B Lease Amendment”), duly executed and delivered by ARE;

(c) Certificates dated as of a date not earlier than the third Business Day prior to the Closing as to (1) the good standing of Seller, executed by the appropriate officials of the States of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1 and (2) payment of all applicable state Taxes by Seller executed by the appropriate officials of the States of Delaware and North Carolina; and

(d) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller’s representations and warranties;

(ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii) evidencing the satisfaction of any condition referred to in this Section 5.1; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.1.5 No Proceedings

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions or (c) challenging Seller’s corporate authority to consummate the Contemplated Transactions.

5.1.6 No Conflict

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

5.1.7 Existing Contract

Buyer shall have entered into the Existing Contract Amendment.

5.1.8 Governmental Authorizations

Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Acquired Assets from and after the Closing.

5.1.9 Employees

Nine of the eleven key employees of Seller identified on Exhibit 5.1.9(a), or substitutes therefor who shall be acceptable to Buyer (“Key Employees”), in its sole discretion, shall have accepted employment with Buyer as of the Closing Date with such employment to commence on and as of the May Transition Date.

5.2 Seller’s Obligation

Seller’s obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

5.2.1 Accuracy of Representations

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

5.2.2 Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been substantially performed.

5.2.3 Consents

Each of the Consents identified in Schedule 3.3(a) and 3.3(b) shall have been obtained and shall be in full force and effect.

5.2.4 Additional Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

(a) such documents as Seller may reasonably request for the purpose of

(i) evidencing the accuracy of any representation or warranty of Buyer,

(ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

5.2.5 No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Survival of Representations and Warranties.

All representations and warranties of the parties made in this Agreement or in any exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive the Closing. All representations and warranties hereunder shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties.

6.2 Indemnification of Buyer.

Seller shall hold Buyer and its respective affiliates and the stockholders, directors, officers, partners, successors, assigns, and agents of each of them (the “Buyer Indemnified Persons”), harmless and indemnify each of them from and against any and all claims, losses, damages, liabilities, penalties, fines, expenses or costs (“Losses”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (in all, “Indemnified Losses”), incurred or to be incurred by any Buyer Indemnified Person resulting from or arising out of:

(a) any breach or violation of Seller’s representations, warranties, covenants, or agreements contained in this Agreement or in any documents delivered pursuant hereto; or

(b) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller in connection with any of the Contemplated Transactions;

(d) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(e) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller (unless caused by Buyer’s decision not to honor offers of employment made to Seller employees as contemplated under this Agreement;

(f) any Employee Plan established or maintained by Seller; or

(g) the assertion against any Buyer Indemnified Person of any liability other than an Assumed Liability, including without limitation any Third Party Claims under any Excluded Contracts for breach or failure of performance or otherwise.

Except as provided in Section 6.2.1 with respect to environmental matters, the right to indemnification under this Section 6.2 is subject to the following limitations:

(i)	The Seller shall have no liability under this Section 6.2 unless one or more of the Buyer’s Indemnified Persons gives written notice to the Seller asserting a claim for Indemnified Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

(A)

for claims under clauses (a), (b), (c) or (g) above, a period of two (2) years from the May Transition Date, provided that for claims (1) relating to the representations and warranties set forth in the first sentence of Section 3.5 shall survive the

Closing Date without limitation, and (2) relating to the representations and warranties set forth in Section 3.4, the Excluded Liabilities under Section 2.3(c)(i), and any breach of the covenants set forth in Section 7.3 shall survive the Closing Date until the expiration of the statute of limitations applicable to the matters set forth therein;

(B)	for claims under clause (d) above, until the expiration of the statute of limitations.

(C)	for claims under clauses (e), or (f) above, a period of three (3) years from the Closing Date.

(ii)	Indemnification for claims under clauses (a), (b), (c) or (g) shall be payable by the Seller only if the aggregate amount of all Losses hereunder by the Buyer’s Indemnified Persons exceeds $250,000 (the “Threshold”), and then only for the amount by which such Losses exceed $150,000. The Sellers aggregate liability for indemnification under clauses (a), (b), (c) and (g) above shall not be greater than $5,000,000. The foregoing limitations shall not apply to indemnification for breaches of the representations and warranties set forth in Section 3.4, the Excluded Liabilities under Section 2.3(c)(i), and any breach of the covenants set forth in Section 7.3 or for any remedies for breach or default by Seller of any of the terms of the 1B Lease Assignment.

(iii)	Subject to and without limiting Section 6.4 below, the indemnification provided for in this Section 6.2 shall be the exclusive remedy for breaches of representations, warranties and covenants contained in this Agreement by Seller, except for claims for equitable remedies including without limitation injunctive relief, provided that Buyer shall not be deemed to have waived any right of recourse (whether a claim under this Section 6.2 or otherwise) arising from fraud or intentional misconduct of Seller or anyone else and provided further that Buyer shall not have waived or be limited in enforcing or pursuing any remedies for breach or default by Seller of any of the terms of the 1B Lease Assignment.

(iv)	Losses shall be calculated net of any insurance proceeds or tax benefits realizable to the Buyer as a result of any Losses for which indemnification is sought pursuant to this Agreement.

6.2.1 Environmental Indemnity of Buyer.

Notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, Seller shall indemnify, defend, and hold harmless the Buyer Indemnified Persons from and against, and Seller shall waive any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to:

(a) any Environmental Health and Safety Liabilities imposed upon any Buyer Indemnified Person after the Closing Date relating to conditions, conduct, circumstances or events relating to the Leased Real Property prior to the Closing Date;

(b) any violation by Seller or Liability under any Environmental Law, including any such Liability arising out of conduct of Seller prior to the Closing Date, which is imposed upon any Buyer Indemnified Person;

(c) Seller’s actions or failures to act that resulted in the Release of any Hazardous Material;

(d) the presence in, on, or migrating to or from, any Leased Real Property, or in the improvements thereon, of Hazardous Materials;

(e) the storage, handling or disposal of polychlorinated biphenyls or other Hazardous Materials by Seller on or from the Leased Real Property at or prior to Closing;

(f) any breach or violation of Seller’s representations or warranties under Section 3.19; and

(g) any Actions or Orders relating to the foregoing, including without limitation those brought or issued by any Government or third party, against any Buyer Indemnified Person.

6.3 Indemnification of Seller.

Buyer shall hold Seller and its affiliates and directors, officers, successors, assigns, and agents of each of them (the “Seller Indemnified Persons”) harmless and indemnify each of them from and against and will reimburse any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of:

(a) any breach or violation of Buyer’s representations, warranties, covenants and agreements contained in this Agreement, including the provisions of this Article VI; or

(b) the assertion against any such party of any liability or obligation of Buyer pursuant to the Assumed Liabilities, except in each case to the extent Buyer is entitled to be indemnified pursuant to Section 6.2 hereof with respect to the facts and circumstances giving rise to such Seller Indemnified Person’s claim.

6.4 Set-off Rights.

Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article VI against amounts otherwise payable to Seller hereunder, provided that the Contingent Transition Payment shall not be subject to the right of set-off pursuant to this Section 6.4. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.5 Third Party Claims

(a) Promptly after receipt by a Person entitled to indemnity hereunder (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any compromise or settlement effected by the Indemnified Person provided such compromise or settlement provides a full release of the Indemnified Person from further liability under such Third-Party Claim and provided that compromise or settlement does not exceed the limitations on indemnification set forth in subsection 6.2(g) above.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 9.12, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work- product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

ARTICLE VII

COVENANTS

7.1 Non-Competition Agreement.

In consideration of the consummation of the transactions contemplated hereby:

(a) For the period from the Closing Date through May 9, 2010, the running of such time period shall be tolled during any period of time during which Seller violates this Section 7.1 (the “Non-Compete Period”), Seller shall not:

(i) Directly or indirectly through any affiliate or other entity, whether a subsidiary, joint venture, partnership or other collaboration agreement or in an agency capacity, compete, assist in or provide financial resources to any activity which competes with Buyer in the Non-Compete Field anywhere in the world;

(ii) Conduct any activities with the intent of discovering or developing new components in the Non-Compete Field;

(iii) Conduct any activities on behalf of a third party that use existing components of the Non-Compete Field, or that have the intent of discovering or developing new components in the Non-Compete Field;

(iv) Use or disclose to anyone except authorized personnel of Buyer, whether or not for its benefit or otherwise, any confidential matters concerning the Acquired Assets or the Non-Compete Field, including, without limitation, trade secrets, customer lists and credit records, mailing lists, consultancy arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects and any other research or business information concerning the Acquired Assets or the Non-Compete Field that a reasonable person would maintain as confidential. For purposes of this Agreement, confidential information shall not include such information that: (a) is now, or hereafter becomes, through no act or failure to act on behalf of the Seller, generally known or available to the public; (b) is hereafter received by the Seller from a third party without breach of any obligation to the Buyer; or (c) is required to be disclosed by applicable Law or a court order, including applicable securities laws or stock exchange rules or regulations, provided, however, that in the event that the either party intends to disclose the other party’s confidential information pursuant to this subsection (c), the disclosing party shall, to the extent reasonably practicable, provide the non-disclosing party with prompt written notice of such intended disclosure such that the non-disclosing party may seek an appropriate protective order or other appropriate remedy;

(v) Directly or indirectly solicit, encourage to leave employment, or hire any Hired Ag Employees then employed by Buyer in the Non-Compete Field.

(b) Seller acknowledges that the foregoing restrictions are reasonable agrees that in the event of any breach thereof the harm to Buyer will be irreparable and without adequate remedy at law, and therefore that injunctive relief with respect thereto will be appropriate without requiring the Buyer to post a bond. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer, that any of the foregoing provisions are unenforceable as stated, the parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller’s competition with the Buyer in the Non-Compete Field.

7.2 Employees and Employee Benefits

(a) Information on Ag Employees. For the purpose of this Agreement, the term “Ag Employees” shall mean all employees employed on the Closing Date by Seller who are engaged in the operations relating to the Seller’s agricultural business.

(b) Employment of Ag Employees by Buyer.

(i) Buyer shall be obligated to make an offer to (and hire if such offer is accepted): (A) no fewer than 50 Ag Employees whose primary job function is related directly to the performance of scientific research work (hereinafter “Ag Research Employees”) and (B) no fewer than 8 Ag Employees whose primary job function is to provide support for Seller’s operations, facilities, and ongoing business (hereinafter “Ag Support Employees”) subject to the limitations set forth herein. Buyer may make offers to all Ag Employees (inclusive of any Key Employees hired by Buyer) who have been working in the Non-Compete Field for the Seller. In the event that fewer than 50 Ag Research Employees accept such offers, Buyer shall be obligated to identify and extend offers to an additional seven (7) Ag Research Employees, but shall in no event be required to hire more than an aggregate of 50 Ag Research Employees (inclusive of Key Employees). In the event that fewer than 8 of those Ag Support Employees to whom Buyer makes offers accept such offers, Buyer shall have no obligation to extend additional offers. Further, if any Ag Support Employees are made unavailable for hiring by Seller and no acceptable alternative Ag Support Employee, as reasonably determined by Buyer, is made available for hiring by Seller, then Buyer’s obligation to make offers to Ag Support Employees shall be reduced by the number of such Ag Support Employees made unavailable by Seller. The Buyer shall otherwise remain subject to the limitations on hiring Seller’s employees as set forth in the Non-Disclosure Agreement between the parties dated as of December 10, 2004. Buyer will provide Seller with a list of Ag Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the May Transition Date (the “Hired Ag Employees”). All such offers shall include wages and benefit packages no less favorable than wage and benefit packages currently available to such Ag Employees. Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, and grievances, provided that access to any individual Ag Employee’s Records be subject to the prior consent of such Ag Employee) of Seller for the purpose of preparing for and conducting employment interviews with all Ag Employees and will conduct the interviews as expeditiously as possible prior to the May Transition Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the May Transition Date, Seller will terminate the employment of all of its Hired Ag Employees.

(ii) Seller shall not solicit the continued employment of any Ag Employee (unless and until Buyer has informed Seller in writing that the particular Ag Employee will not receive any employment offer from Buyer) or the employment of any Hired Ag Employee after the May Transition Date. Buyer shall inform Seller promptly of the identities of those Ag Employees to whom it will not make employment offers, and Seller shall assist Buyer in complying with the WARN Act (if necessary) as to those Ag Employees.

(iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post- May Transition Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Ag Employees after the May Transition Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees except that (i) Buyer agrees to make offers to at least 58 Ag Employees such that such individuals offered employment shall not be eligible to benefits under the WARN Act.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Ag Employees with respect to their services as employees of Seller through the close of business on the May Transition Date and all vacation pay earned prior to the May Transition Date; and (B) any and all payments to employees required under the WARN Act (if applicable). For purposes of determining eligibility, Buyer shall recognize the service credit of each Hired Ag Employee to the same extent as such years of service was recognized by Seller. Buyer shall make all Hired Ag Employees eligible for Buyer’s health insurance coverage in accordance with Buyer’s normal employment practices for similarly situated employees; provided that to the extent necessary, Buyer shall cause its insurance carriers to credit all Hired Ag Employees (and their beneficiaries) with any deductibles and out-of-pocket expenses paid under the applicable Seller Employee Plan in the year of initial participation in the applicable Buyer plans that are group health plans (within the meaning of Section 5000(b)(i) of the Code); and

(ii) Seller shall be liable for any claims made or incurred by Ag Employees and their beneficiaries through the May Transition Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller’s Retirement and Savings Plans.

(i) Seller shall cause all Hired Ag Employees who are participants in Seller’s retirement plans to become vested in their benefits under Seller’s retirement plans as of the May Transition Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such vested benefits. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time if necessary to insure compliance with the preceding sentence.

(e) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f) Collective Bargaining Matters. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the May Transition, whether such obligations arise before or after the May Transition, shall be the sole responsibility of Buyer.

(g) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 7.2 as may be necessary to carry out the arrangements described in this Section 7.2.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 7.2.

(iii) If any of the arrangements described in this Section 7.2 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Ag Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v) Buyer shall not have any responsibility, liability or obligation, whether to Ag Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

(vi) Seller will cooperate with Buyer and its counsel in the event any Hired Ag Employee(s) have applied for any visa or green card.

7.3 Tax Covenants

(a) Seller and Buyer, upon request, shall use their reasonable efforts to provide or obtain from any Taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

(b) Seller and Buyer agree to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for the preparation of any Tax Return, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

(c) To the extent that there are Taxes imposed on Buyer or the Acquired Assets and attributable to any Taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between Buyer and Seller in the following manner: All Taxes attributable to that portion of a Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”) shall be attributable to Seller, and all Taxes attributable to that portion of a Straddle Period that begins after the Closing Date shall be allocated to Buyer. In the case of any Taxes for a Straddle Period, the portion of such Taxes that are allocated to the Pre- Closing Straddle Period shall be (x) the amount that would be payable if the relevant Taxable period ended at the end of the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below) and (y) in the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the total number of days in that portion of such Taxable period ending at the end of the Closing Date and the denominator of which is the total number of days in such Taxable period.

(d) All transfer, sales, recording or other similar Taxes imposed in connection with the transactions contemplate herein, whether imposed on Buyer, Seller or the Acquired Assets, shall be the sole responsibility of Seller.

7.4 Period from Closing Date through May Transition Date.

(a) Seller shall continue to work in good faith to perform its obligations under the Existing Contract, as amended, through the May Transition Date to ensure an orderly transition and data transfer, and otherwise perform its obligations under the Existing Contract.

(b) Between the Closing Date and the May Transition Date, Seller shall: (i) continue to conduct its business operations in respect of the completion and performance of the Existing Contract in the Ordinary Course of Business and as contemplated under the Amendment to the Existing Contract; (ii) use its commercially reasonable efforts to keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it in connection with business operations in respect of the completion and performance of the Existing Contract; (iii) comply with all legal requirements to the business operations in respect of the completion and performance of the Existing Contract and satisfy all contractual obligations applicable under the Existing Contract; (iv) continue in full force and effect its the insurance coverage under the policies with respect to the foregoing, and (v) continue financial support services, information technology support, security and other operational support services.

(c) Without limiting the generality of the foregoing, Seller shall make available to Buyer inventors who were or remain employees of Seller for the purpose of continuing patent applications transferred to Buyer hereunder, and shall use commercially reasonable efforts to assist Buyer in obtaining such inventors’ signatures and authorizations on assignments, patent applications, and other documents required for the prosecution, issuances and maintenance of Patents and Patent applications transferred to Buyer hereunder.

7.5 Transition Services; Right of First Refusal on Retained Equipment.

(a) Seller and Buyer agree to enter into good faith negotiations for Seller to provide to Buyer certain services following the Closing Date which had theretofore been performed by Seller in connection with the operations of the Acquired Assets in the Non-Compete Field, provided that Buyer shall be under no obligation to accept such services or, if Buyer does accept such services, for any particular period of time. Any such services shall be agreed to in writing and listed and described in a transition services agreement (such services, the “Transition Services Agreement”). The Transition Services Agreement, if any, may set for the per service cost (or other basis for cost of such services) and the allocation thereof between the parties. Seller agrees that any such Transition Services will be provided by Seller with substantially the same levels of service, quality, priority and cost as such Transition Services were provided to the Acquired Assets prior to the date hereof.

(b) As set forth in the Access Agreement, in the event that Seller proposes to dispose of all or any of the Retained Equipment, or if such Retained Equipment is no longer subject to a security interest, Buyer shall have the right of first refusal to purchase such Retained Equipment at an amount to be negotiated by the parties, such amount not to exceed the book value thereof.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notice.

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section for, or such other address as may be designated in writing hereafter by, such party:

If to Buyer:

Monsanto Company

800 North Lindberg Blvd.

St. Louis Missouri 63167

Attn: General Counsel

Fax: (314) 694-2816

With a copy to:

Robert J. Endicott, Esq.

Bryan Cave LLP

One Metropolitan Square

Suite 3600

St. Louis, Missouri 63102-2750

Fax: (314) 259-2020

If to Seller:

J. Barry Buzogany, Esq.

Vice President and General Counsel

Icoria, Inc.

108 T.W. Alexander Dr. P.O. Box 14528

Research Triangle Park, NC 27709

Fax: (919) 425-2915

With a copy to:

Mintz Levin

One Financial Center

Boston, Massachusetts 02111

Attention: Neil H. Aronson, Esquire

Fax: 617-542-2241

9.2 Entire Agreement.

This Agreement and the Schedules and Exhibits hereto (as executed at the Closing) embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.3 Assignment; Binding Agreement.

This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations here under shall be transferred, delegated, or assigned by Seller without the prior written consent of Buyer (except that Seller may assign its rights here under to any entity which acquires all or substantially all of the assets of Seller, or acquires Seller by merger or similar transaction), or by Buyer without the prior written consent of Seller, except that Buyer shall have the right to transfer and assign its rights, benefits or obligations under this Agreement to any of its affiliates without Seller’s consent.

9.4 Counterparts.

This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5 Headings; Interpretation.

The article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The term “person” includes any Government. Gender-specific references such as “its,” “his,” and “her” shall include all other genders.

9.6 Expenses.

Each of the parties hereto shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

9.7 Remedies Cumulative.

All rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

9.8 Governing Law.

This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

9.9 Confidentiality.

No party to this Agreement shall make any announcement or other disclosure of the terms hereof or the transactions contemplated hereby (except disclosure to their respective professional advisors) without the prior mutual written consent of Seller, Buyer and Stockholder, except as required by Law.

9.10 Further Assurances.

From and after the Closing, the parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

9.11 Bulk Sales.

Seller agrees to indemnify, defend and hold harmless Buyer from any and all loss, cost or expenses resulting from the assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under applicable bulk sales law (if any) with respect to liabilities and obligations of Seller not assumed by Buyer hereunder, such indemnity to be in accordance with the provisions of Article VI hereof.

9.12 Submission to Jurisdiction; Waivers.

Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the (i) courts of the State of North Carolina or (ii) the United States District Court for the Eastern District of North Carolina, and each of the parties hereto hereby irrevocably submits with regard to any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto (or its successors or assigns) for himself or itself and in respect to his or its property, generally and unconditionally, to the nonexclusive jurisdiction of the Courts of the State of North Carolina or the United States District Court for the Eastern District of North Carolina. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that he or it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.12, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.13 Public Announcement.

The parties acknowledge that the execution and delivery of this Agreement may constitute entering into a definitive material agreement with respect to the Seller. The parties agree that no SEC filing, press release or other public statement concerning the negotiation, execution and delivery of this Agreement and the other agreements and transactions contemplated hereby shall be issued or made without the prior written approval of Buyer (which approval shall not be unreasonably withheld). Without limiting the generality of the foregoing, neither party shall publicly disclose the purchase price, except as required by applicable Law or regulations of any exchange on which such party’s securities may be listed or included. To the extent the Amendment to the Existing Contract shall be deemed required to be filed as a material amendment to a material contract by Seller, Seller shall file a confidential treatment request with the staff of the SEC seeking confidential treatment of terms to be discussed and agreed upon in consultation with Buyer and its counsel.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

MONSANTO COMPANY

By:	/s/ RICHARD B. CLARK
Name:	Richard B. Clark
Title:	Vice President & Controller

ICORIA, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

MONSANTO COMPANY

By:
Name:
Title:

ICORIA, INC.

By:	/s/ HEINRICH GUGGER
Heinrich Gugger President & CEO

[Execution Page to Asset Purchase Agreement]

Exhibit 2.4(c)

Milestones

The Buyer’s payment of the Contingent Transition Payment is conditioned upon the Seller’s substantial completion in all material respects of the Milestones (as defined in the Asset Purchase Agreement) set forth below by January 31, 2006. The determination as to whether such Milestones have been completed shall be determined mutually by the parties in good faith.

1.	Satisfactory completion of the Existing Contract

a.	Data center made available and operational –data tapes or equivalent delivered on the same or better schedule than current

b.	Data center separation complete

c.	Screening schedule completed as described in latest amendment unless goals deleted by Buyer (data meeting QC requirements)

d.	Prior to the May Transition Date, the Seller (a) shall not lay off or otherwise terminate any full or part-time employees identified by Buyer as Hired Ag Employees other than in accordance with past practices in the Ordinary Course of Business, and not as a result of the Contemplated Transactions or other and (b) the Seller shall maintain adequate staffing consistent with past practices to fulfill its obligations under the Existing Contract.

2.	All historical data and materials shall be transferred from Seller to Buyer and all backup copies destroyed or otherwise protected from inadvertent disclosure in a manner reasonably acceptable to Buyer.

3.	All equipment shall be transferred and made operational in the 1B Facilities.

4.	The Seller shall provide the required access to the 1A Facilities under the Access Agreement.

5.	The Seller shall transfer all LIMS and Imaging know-how and working documentation, which shall include standard operating procedures and maintenance documentation currently available for such equipment.

6.	The Intellectual Property transfer shall be complete.

Seller agrees in good faith to as promptly as practicable do such acts and execute such documents and instruments as may be reasonably required to make effective such transfers described in Items 5 and 6.

TABLE OF CONTENTS

		Page
ASSET PURCHASE AGREEMENT		1

RECITALS		1

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF ASSETS		11

2.1	Purchased Assets	11

2.2	Rights to Certain Seller Retained Intellectual Property/Seller Non-Asset	12

(a)	Seller agrees to grant or assign, and hereby grants, or otherwise assigns, to the Buyer an exclusive, royalty-free, irrevocable, license to make, have made, use sell, import and export products and processes covered by the Patents and Intellectual Property described on Schedule 2.2-A hereto (the “Seller Licensed Intellectual Property”), including the right to sublicense any of the foregoing rights, solely in the Buyer’s Field	12

2.3	Assignment and Assumption of Liabilities and Obligations	13

2.4	Purchase Price	14

2.5	Closing	14

2.6	Allocation of Purchase Price	14

2.7	Closing Obligations	14

2.8	Exclusive Rights to Data, Materials, IP and other Project Technology	16

2.9	Milestone Dispute Resolution	16

2.10	Certain Grant-Back Rights	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		17

3.1	Corporate Organization, Qualification and Power of Seller	17

3.2	Authorization of Agreement	17

3.3	Conflicts; Consents of Third Parties	17

3.4	Taxes	18

3.5	Title to Acquired Assets	19

3.6	Sufficiency of Acquired Assets	19

3.7	No Breach of Law or Governing Document; Licenses and Permits	19

3.8	Contracts and Commitments	20

3.9	Litigation and Arbitration	20

3.10	Solvency	21

3.11	Disclosure	21

3.12	Financing Statements	21

3.13	Books and Records	22

3.14	Leased Real Property	22

3.15	Condition of Facilities	22

3.16	Absence of Certain Developments	23

3.17	Intellectual Property	24

3.18	Brokers and Finders	24

3.19	Environmental Matters		25

	Except as set forth on Schedule 3.19 hereto:		25

	(a)	all Leased Real Property, all current or previous conditions on and uses of the Leased Real Property, and all current or previous ownership or operation by Seller or any other party of the Leased Real Property (including without limitation transportation and disposal of Hazardous Materials by or for Seller) comply and have at all times complied with, and do not cause, have not caused, and will not cause any Environmental, Health and Safety Liabilities to be incurred by Seller;	25

	(b)	the operations of the Seller are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required under applicable Environmental Laws to operate in the Non-Compete Field; Seller is not in violation of and has not violated any Environmental Law; Seller has obtained and is in compliance with all necessary Environmental Permits, and no deficiencies have been asserted by any Government or authority with respect to such Environmental Permits;	25

	(c)	except as set forth in the 1999 and 2005 Phase I Reports, there has been no Release of any kind on, beneath, above, or into the Leased Real Property or into the Environment from the Leased Real Property of any Hazardous Materials, which has resulted in contamination in excess of applicable federal, state or local limits requiring remediation under any Environmental Law;	25

	(d)	Seller does not own or operate a treatment storage or disposal facility as defined under the Resource Conservation and Recovery Act. There are and have been no Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced or treated at, upon or from the Leased Real Property by Seller other than in material compliance with Environmental Laws;	25

	(e)	no expenditure other than in the Ordinary Course of Business will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with operation in the Non-Compete Field on the Leased Real Property;	25

	(f)	there never has been pending or, to Seller’s Knowledge, threatened against Seller, or to Seller’s Knowledge, any other Person relating to the Leased Real Property, any pending Proceedings, based on or related to any Environmental Permit, any Environmental Law, or any alleged Environmental Health and Safety Liabilities;	25

	(g)	the Seller is not the subject of any outstanding Order or Contract with any Governmental Body pursuant to Environmental Laws which imposes material obligations on the Seller;	25

	(h)	to the Knowledge of the Seller, there are no investigations relating to the Acquired Assets, or currently or previously owned, operated or leased property of the Seller pending or threatened which would reasonably be expected to result in the Seller incurring material Liability pursuant to any Environmental Law;	25

	(i) Seller has not transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location which is: (i) listed on, or proposed for listing on, the EPA’s National Priorities List published at 40 CFR Part 300 or on any similar state list; or (ii) the subject of any regulatory action which has led to claims against Seller for damages to natural resources, personal injury, clean-up costs or clean-up work	26

	(j) other than as identified in Schedule 3.19 hereto, neither Seller, nor any other Person relating to the Leased Real Property, has ever received from any Person any notice of, or has any knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that would: (i) materially interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permit in connection with the operations on the Leased Real Property; or (iii) give rise to any Proceeding or material Environmental Health and Safety Liabilities based on or related to any Environmental Permit or any Environmental Law	26

3.20	Indebtedness	26

3.21	Employee Benefits	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		26

4.1	Authorization	27

4.2	Brokers, Finders	27

No finder, broker, agent, or other intermediary acting on behalf of Buyer is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby		27

4.3	No Conflict of Transaction With Obligations and Laws	27

	(a) Neither the execution, delivery or performance of this Agreement nor the Ancillary Agreements to which the Buyer is a party, nor the performance of the transactions contemplated hereby and thereby, will: (i) constitute a breach or violation of the Buyer’s Constituent Documents; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person other than a Governmental Authority described in paragraph (b) below; (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any debt instrument to which the Buyer is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any material right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other material agreement, instrument or obligation to which the Buyer is a party or by which it or its assets are bound; or (v) result in a violation of any Law or Court Order applicable to the Buyer or its business or assets, except where such breach,

		violation, default, failure to obtain any consent, approval, authorization or declaration, or make any filing or registration would not, either individually or in the aggregate, have a Material Adverse Effect upon the Buyer or materially impair or preclude the Buyer’s ability to consummate the transactions contemplated by this Agreement	27

	(b)	The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice by the Buyer to any Governmental Authority, except for those: (i) provided for in this Agreement; and (ii) which would not, either individually or in the aggregate, have a Material Adverse Effect upon the Buyer or materially impair or preclude the Buyer’s ability to consummate the transactions contemplated by this Agreement	27

ARTICLE V CONDITIONS TO CLOSING			28

5.1	Buyer’s Obligation		28

	5.1.1	Accuracy of Representations	28

	5.1.2	Seller’s Performance	28

	5.1.3	Consents	28

	5.1.4	Additional Documents	28

	5.1.5	No Proceedings	29

	5.1.6	No Conflict	29

	5.1.7	Existing Contract	29

	5.1.8	Governmental Authorizations	29

	5.1.9	Employees	29

5.2	Seller’s Obligation		29

	5.2.1	Accuracy of Representations	29

	5.2.2	Buyer’s Performance	30

	5.2.3	Consents	30

	5.2.4	Additional Documents	30

	5.2.5	No Injunction	30

ARTICLE VI INDEMNIFICATION			30

6.1	Survival of Representations and Warranties		30

6.2	Indemnification of Buyer		31

	Except as provided in Section 6.2.1 with respect to environmental matters, the right to indemnification under this Section 6.2 is subject to the following limitations:		31

	(a)	any Environmental Health and Safety Liabilities imposed upon any Buyer Indemnified Person after the Closing Date relating to conditions, conduct, circumstances or events relating to the Leased Real Property prior to the Closing Date;	32

	(b)	any violation by Seller or Liability under any Environmental Law, including any such Liability arising out of conduct of Seller prior to the Closing Date, which is imposed upon any Buyer Indemnified Person;	33

	(c)	Seller’s actions or failures to act that resulted in the Release of any Hazardous Material;	33

	(d)	the presence in, on, or migrating to or from, any Leased Real Property, or in the improvements thereon, of Hazardous Materials;	33

	(e)	the storage, handling or disposal of polychlorinated biphenyls or other Hazardous Materials by Seller on or from the Leased Real Property at or prior to Closing;	33

	(f)	any breach or violation of Seller’s representations or warranties under Section 3.19; and	33

	(g)	any Actions or Orders relating to the foregoing, including without limitation those brought or issued by any Government or third party, against any Buyer Indemnified Person	33

6.3	Indemnification of Seller		33

6.4	Set-off Rights		33

6.5	Third Party Claims		34

ARTICLE VII COVENANTS		35

7.1	Non-Competition Agreement	35

In consideration of the consummation of the transactions contemplated hereby:		35

7.2	Employees and Employee Benefits	36

7.3	Tax Covenants	39

(a)	Seller and Buyer, upon request, shall use their reasonable efforts to provide or obtain from any Taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement	39

(b)	Seller and Buyer agree to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for the preparation of any Tax Return, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid	39

(c)	To the extent that there are Taxes imposed on Buyer or the Acquired Assets and attributable to any Taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between Buyer and Seller in the following manner: All Taxes attributable to that portion of a Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”) shall be attributable to Seller, and all Taxes attributable to that portion of a Straddle Period that begins after the Closing Date shall be allocated to Buyer. In the case of any Taxes for a
Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Straddle Period shall be (x) the amount that would be payable if the relevant Taxable period ended at the end of the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below) and (y) in the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the total number of days in that portion of such Taxable period ending at the end of the Closing Date and the
	denominator of which is the total number of days in such Taxable period	39

(d)	All transfer, sales, recording or other similar Taxes imposed in connection with the transactions contemplate herein, whether imposed on Buyer, Seller or the Acquired Assets, shall be the sole responsibility of Seller.	39
7.4	Period from Closing Date through May Transition Date.	40
(c)	Without limiting the generality of the foregoing, Seller shall make available to Buyer inventors who were or remain employees of Seller for the purpose of continuing patent applications transferred to Buyer hereunder, and shall use commercially reasonable efforts to assist Buyer in obtaining such inventors’ signatures and authorizations on assignments, patent applications, and other documents required for the prosecution, issuances and maintenance of Patents and Patent applications transferred to Buyer hereunder.	40

ARTICLE VIII [RESERVED]		41

ARTICLE IX MISCELLANEOUS PROVISIONS		41
9.1	Notice	41
9.2	Entire Agreement	42
9.3	Assignment; Binding Agreement	42
9.4	Counterparts	42
9.5	Headings; Interpretation	42
9.6	Expenses	42
9.7	Remedies Cumulative	43
9.8	Governing Law	43
9.9	Confidentiality	43
9.10	Further Assurances	43
9.11	Bulk Sales	43
9.12	Submission to Jurisdiction; Waivers	43
9.13	Public Announcement	44

SCHEDULES

Schedule 2.1(a)	Specified Tangible Assets
Schedule 2.1(b)	Intellectual Property
Schedule 2.1(h)	Excluded Assets
Schedule 2.2-A	Seller Licensed Intellectual Property
Schedule 2.2-B	Non-Assert IP
Schedule 2.3(a)	Assumed Liabilities
Schedule 2.6	Purchase Price Allocation
Schedule 3.1	Authorized Jurisdictions
Schedule 3.3(a)	No Conflicts
Schedule 3.3(b)	Required Consent
Schedule 3.5	Encumbrances
Schedule 3.6	Sufficiency of Acquired Assets
Schedule 3.7	Government Licenses, Permits to Conduct Business
Schedule 3.8	Contracts
Schedule 3.8(b)	Excluded Contracts relating to Non-Compete Field
Schedule 3.9	Litigation and Arbitration
Schedule 3.12	UCC Financing Statements
Schedule 3.14	Leased Real Property
Schedule 3.14(e)	1B Facilities Service Contracts
Schedule 3.16	Absence of Certain Developments
Schedule 3.17(a)	Material Intellectual Property Exclusions
Schedule 3.17(b)	Intellectual Property Agreements
Schedule 3.17(c)	Sublicenses Of Transferred Intellectual Property
Schedule 3.19	Environmental Matters
Schedule 3.20	Indebtedness
Schedule 3.21	Employee Benefit Plans

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EXHIBITS

Exhibit 2.4(c)	Milestones
Exhibit 2.7(a)(i)	Bill of Sale
Exhibit 2.7(a)(iii)	1B Lease Assignment & Assumption Agreement
Exhibit 2.7(a)(iv)	Patent/Trademark Assignment
Exhibit 2.7(a)(vi)	Access Agreement
Exhibit 2.7(a)(vii)	Existing Contract Amendment
Exhibit 2.7(a)(viii)	Opinion of Morris, Nichols, Arsht and Tunnell
Exhibit 5.1.9	Eleven Key Employees

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